UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ALERE INC.
(Name of Registrant as Specified in Its Charter)

COPPERSMITH CAPITAL MANAGEMENT, LLC
JEROME J. LANDE
CRAIG ROSENBLUM
SCOPIA LONG LLC
SCOPIA PARTNERS QP LLC
SCOPIA PX, LLC
SCOPIA PARTNERS LLC
SCOPIA WINDMILL FUND, LP
SCOPIA INTERNATIONAL MASTER FUND LP
SCOPIA PX INTERNATIONAL MASTER FUND LP
SCOPIA CAPITAL GP LLC
SCOPIA CAPITAL MANAGEMENT LLC
MATTHEW SIROVICH
JEREMY MINDICH
CURT R. HARTMAN
THEODORE E. MARTIN

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Coppersmith Capital Management, LLC (“Coppersmith Capital”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

On May 8, 2013, Coppersmith Capital issued the following press release:

Coppersmith Capital Announces Nomination of Three Highly-Qualified, Independent Candidates for the Alere Board of Directors

Delivers Letter Outlining Alere’s Underperformance, Convoluted Business Portfolio, High Leverage and Failure to Engage in Constructive Dialogue with Coppersmith

NEW YORK, May 08, 2013 -- Coppersmith Capital Management, LLC (“Coppersmith Capital”), the fifth-largest stockholder of Alere, Inc. (“Alere”) along with the members of its Section 13(d) group, owning approximately 5.8% of the shares outstanding, announced today that it formally nominated a slate of three highly-qualified and independent director nominees for election to the Board of Directors of Alere at the upcoming 2013 Annual Meeting of Stockholders.

Jerome Lande, Managing Partner of Coppersmith Capital, said: “Over the last ten years Alere’s management and Board have spent nearly $8 billion on acquisitions. The result is a company with a $2.2 billion market capitalization with declining margins, a convoluted business portfolio and a staggering debt load. Stockholders deserve better than Alere’s commitment to the status quo. Stockholders deserve directors that will proactively address the significant issues facing Alere and work with a reconfigured Board that is committed to maximizing stockholder value.”

Coppersmith Capital also today delivered a letter to Alere’s Chairman, CEO & President, Ronald Zwanziger, the full text of which follows:

May 8, 2013

Mr. Ronald Zwanziger
Chairman, Chief Executive Officer & President
Alere Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453

Dear Mr. Zwanziger,

Coppersmith Capital Management, LLC and the members of its Section 13(d) group (together, “Coppersmith”) are the beneficial owners of an aggregate of 4,745,552 shares of Alere Inc. (“Alere” or the “Company”) common stock, representing 5.8% of the outstanding stock and making us, we believe, Alere’s fifth largest stockholder. We have made this significant investment in Alere because of the attractiveness of the Company’s diagnostics assets and what we consider to be its greatly underappreciated intrinsic value. It was in this spirit that we have been trying since last November to engage you in a constructive dialogue regarding the numerous strategic, performance and capital structure issues facing Alere that we believe have caused its continued depressed valuation and poor long-term stock performance. To say we are disappointed by the discussions, which finally commenced in the last few weeks, would be an understatement. We severely disagree with Alere’s commitment to the status quo and insistence that the Company’s problems are more about investor perception than performance.

Alere’s stock is worth today 30% less than it was two years ago, 35% less than three years ago and 50% less than it was on January 27th, 2008, the day prior to the announcement of Alere’s “bet-the-business” size move into health management via the acquisition of Matria Healthcare, Inc. (all returns through the end of April). Alere has taken roughly $1.4 billion in writedowns in the last three years (equivalent to nearly two-thirds of the Company’s current market cap). The Company’s gross margin is down over 400 basis points in the last three fiscal years, while its operating margin is down over 600 basis points according to Alere’s reported non-GAAP adjusted measures. We believe these statistics and many others that demonstrate the imperilment of stockholder value, illustrate the clear and compelling need for change. Yet, you have made it clear that Alere is committed to remaining a heavily-leveraged, inefficient and disparate organization with what we believe is a painful, failed and continuously failing experiment in health management. Therefore we have nominated, in accordance with the Company’s organizational documents, an alternative slate of independent and highly-qualified director nominees that we are confident will better serve the interests of Alere and its stockholders. We intend to solicit proxies for the election of our nominees to the Board of Directors of the Company (the “Board”) at the 2013 annual meeting of stockholders (the “2013 Annual Meeting”).

We are taking this step in large part because of the substantial and ongoing destruction of stockholder value and the Company’s inability or unwillingness to acknowledge the troubled state in which Alere finds itself as a result of its previous decisions. Indeed, the steps the Company has announced to address Alere’s undervaluation and underperformance are an incoherent series of band-aids and half-measures, none of which suggest the seriousness needed to restore Alere’s credibility as a public company. A telling example is the newly-announced 4x leverage target for the end of 2015. With net debt of nearly six times its EBITDA presently - a figure that does not even include Alere’s preferred stock - Alere is vastly levered relative to its diagnostics peers and the healthcare industry generally. It would be encouraging that the Board finally acknowledged the tremendous problem with Alere’s leverage, if only it had more ambition than to spend three more years simply to arrive at a still grossly over-levered balance sheet. Based on Wall Street analyst estimates, Alere’s growth and cash flow alone should produce leverage below 4x by the end of 2015, which begs the question: how much new leverage is included in the Board’s de-leveraging plans? Another quagmire is Alere’s retention of its failed health management business, which in a masterful example of spin has been renamed “Health Information Solutions”. After five years, 18 acquisitions, over $1.8 billion spent and nearly $1.4 billion already written off, one would think any rational assessment of the situation would acknowledge the massive stockholder wealth destruction and lead to a divestiture or shutdown of the subsidiary in order to save the Company. Instead, your solution is to seek to joint-venture less than half of the failing health management division, while embarking on a quixotic expansion into health information exchanges, wherein Alere is competing against larger, better-capitalized, healthcare IT companies who, unlike Alere, actually have domain relevance. Alere investors can be forgiven for feeling that they have seen this tragic story unfold before.

We would not own our stock if such problems were not fixable. Indeed, our analysis of the intrinsic value of Alere’s assets, if properly configured and managed, suggests very significant upside potential to the current stock price. However, to thrive as a public company and achieve fair value Alere must undergo a comprehensive strategic and operational rationalization. A comprehensive strategic rationalization begins with the divestiture or shut-down of the health management division, which we believe many investors and research analysts have already written down to zero. A solution for the health management business would: a) improve the growth and margin profiles of Alere; b) realize over $1 billion in tax assets; c) remove a dilutive, low-multiple component from Alere’s valuation; and d) eliminate a massive perceived overhang that has tainted Alere’s credibility in the market for far too long. These benefits dramatically outweigh any theoretical pyrrhic victory you may hope to comb from the ashes of the health management division’s nearly $2 billion boondoggle. This is particularly true of the potential tax benefit, which would enable Alere to shield otherwise-taxable gains from additional portfolio streamlining - therein allowing Alere to refine its focus as well as efficiently generate sufficient proceeds to deleverage in a scope and within a timeframe that we believe investors might actually reward.

Comprehensive operational rationalization is also required to reverse the worrisome trajectory of diminishing organic growth and margins in the core Diagnostics business, and to produce the integration synergies that have not been realized. We believe this poor performance and operational missteps, such as the recent FDA debacle and its continuing impact, are due in large part to a lack of operational attention and expertise from Alere’s senior management. We find it troubling that Alere’s half-measure for dealing with operational decline has been to add a Chief Operating Officer, whose mandate you have yet to explain cogently and who reports to the CEO and Board whose results he is tasked with untangling. The appointment is particularly puzzling at a time when the CEO, whose principal focus for the last decade has been acquisitions, is running a company that has decided to no longer aggressively acquire. Despite the vast low-hanging fruit that we believe awaits a real operational rationalization, we do not consider the current operational improvement outlook at Alere promising (a view supported by Mr. Nawana’s curiously front-loaded restricted stock compensation).

Restoring value at Alere requires independent thinking and analytical rigor - traits that we fear the incumbent Board may lack, with its numerous insiders, long tenures and lack of a lead independent director, let alone an independent chairman. For this reason Coppersmith has nominated three independent, highly-qualified directors for election to the Board at Alere’s upcoming 2013 Annual Meeting. Our outside nominees are independent thinkers, distinguished in the healthcare industry for their high-level experience with issues such as leadership, operational efficiency, M&A, merger integration, innovation and strategy at leading, large-cap medical products companies. Thus, we were surprised that you summarily dismissed our highly-qualified director candidates during our meeting on April 30th, 2013 as unqualified to even be considered by the Nominating and Corporate Governance Committee of the Board. In our view, if you had given our nominees serious consideration you would have seen the undeniable value they can add to the Board and a proxy contest could have been avoided. Our nominees are:

Curt Hartman - Former Interim CEO and CFO of Stryker Corporation, as well as Global President, Stryker Instruments. During Mr. Hartman’s CEO and CFO tenures, he was directly responsible for leading SYK through tremendous strategic and operational change, including multiple acquisitions, financings and leadership transitions, all against the backdrop of the financial crisis and the dramatically changing healthcare landscape. During this time, Stryker delivered a total stockholder return of more than 70%. For the previous nine years Mr. Hartman ran Stryker’s Instruments division, generating market leading growth.

Ted Martin - Former CEO of the Barnes Group, former Member of the Boards of Directors of leading, large-cap healthcare products companies C.R. Bard and Applied Biosystems Inc. During Mr. Martin’s tenures, the total stockholder returns of Bard and Applied Biosystems were over 120% and 25% respectively. During Mr. Martin’s CEO tenure, Barnes generated a total stockholder return of over 150%.

Jerome Lande - Managing Partner of Coppersmith Capital Management, LLC, an investment firm he co-founded in 2012 to focus on event-driven investing in undervalued small and mid-cap companies undergoing, or capable of, operational and/or structural value-enhancement. Previously Mr. Lande was a Partner with Millbrook Capital Management, Inc., an investment firm focused on private equity and event-driven public equity investing (the latter via its former affiliate, MMI Investments, L.P.), and a Corporate Development Officer with Key Components, Inc., a global diversified industrial manufacturing company (acquired by Actuant Corporation, NYSE: ATU).

We firmly believe Coppersmith’s director nominees are preeminently qualified and offer an objectively superior alternative to the incumbent Board members who are up for reelection at the 2013 Annual Meeting. Most importantly, our candidates are proactive business leaders who know the difference between creating equity value and enterprise value, and who will not need to be told that there are problems at Alere in order to act. We have no doubt that you are suddenly busy at work on various and impressive shows of progress, just as we have no doubt stockholders know the difference between proactive and reactive leadership. Nonetheless, we expect that Alere will likely seek to replace its weakest directors unilaterally, announce sweeping operational rationalization plans from your newly-empowered COO or forecast long-term growth targets that we believe are likely to once again go unmet (as did those from your 2010 investor day). We believe such hollow gestures will help prove our point, and hope you instead choose to work with us to create a new and improved Board focused on making the necessary changes to enhance stockholder value.

Meanwhile, we look forward to discussing these and other critical issues facing Alere with our fellow stockholders, who we believe share our view that Alere’s unique assets, if managed and configured properly, would generate significantly greater value for stockholders. We continue to be open to, and hopeful for, a constructive dialogue with the Board regarding maximizing value at Alere. Please feel free to contact me.

Regards,

/s/ Jerome Lande

Jerome Lande

Cc:	David Teitel, CFO
Jon Russell, President, Alere Home Monitoring, Inc.
Members of the Board of Directors of Alere Inc.

The date of the 2013 annual meeting of stockholders of Alere, Inc. has not yet been announced. Alere, Inc. held its 2012 Annual Meeting of Stockholders on July 11, 2012.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Coppersmith Capital Management, LLC, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

COPPERSMITH CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Coppersmith Value Partners LLC, a Delaware limited liability company (“Coppersmith Value”), Coppersmith Capital Management, LLC, a Delaware limited liability company (“Coppersmith Capital”), Jerome J. Lande, Craig Rosenblum, Scopia Long LLC, a Delaware limited liability company (“Scopia Long”), Scopia Partners QP LLC, a Delaware limited liability company (“Scopia QP LLC”), Scopia PX, LLC, a Delaware limited liability company (“Scopia PX”), Scopia Partners LLC, a Delaware limited liability company (“Scopia Partners”), Scopia Windmill Fund, LP, a Delaware limited liability company (“Scopia Windmill”), Scopia International Master Fund LP, a Bermuda limited partnership (“Scopia International”), Scopia PX International Master Fund LP, a Bermuda limited partnership (“Scopia PX International”), Scopia Capital GP LLC, a Delaware limited liability company (“Scopia Capital”), Scopia Capital Management LLC, a Delaware limited liability company (“Scopia Management”), Matthew Sirovich, Jeremy Mindich, Curt R. Hartman and Theodore E. Martin (collectively, the “Participants”).

As of the date hereof, Coppersmith Value owned directly 1,850,000 shares of common stock, $0.001 par value (the “Shares”), of the Company. Each of Coppersmith Capital, as the Investment Manager of Coppersmith Value, Mr. Lande, as a Managing Member of the Investment Manager of Coppersmith Value, and Mr. Rosenblum, as a Member of the Investment Manager of Coppersmith Value, may be deemed the beneficial owner of the 1,850,000 Shares owned by Coppersmith Value.

As of the date hereof, Scopia Long beneficially owned 30,738 Shares. As of the date hereof, Scopia QP LLC beneficially owned 30,099 Shares. As of the date hereof, Scopia PX beneficially owned 863,505 Shares. As of the date hereof, Scopia Partners beneficially owned 30,173 Shares. As of the date hereof, Scopia Windmill beneficially owned 642,663 Shares. As of the date hereof, Scopia International beneficially owned 151,334 Shares. As of the date hereof, Scopia PX International beneficially owned 1,059,696 Shares. Scopia Capital, as the Managing Member of each of Scopia Long, Scopia QP LLC, Scopia PX and Scopia Partners, and the general partner of Scopia Windmill, Scopia International and Scopia PX International, may be deemed the beneficial owner of the 2,808,208 Shares owned in the aggregate by Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International and Scopia PX International. Scopia Management, as the Investment Manager of each of Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and of a certain separately managed account (the Managed Account”), may be deemed the beneficial owner of the 2,893,627 Shares owned in the aggregate by Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and held in the Managed Account. Each of Messrs. Sirovich and Mindich, as a Managing Director of the Managing Member of Scopia Management, may be deemed the beneficial owner of 2,893,627 Shares owned in the aggregate by Scopia Long, Scopia QP LLC, Scopia PX, Scopia Partners, Scopia Windmill, Scopia International, Scopia PX International and held in the Managed Account.

As of the date hereof, Mr. Hartman beneficially owned 1,000 Shares. As of the date hereof, Mr. Martin beneficially owned 925 Shares.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the Shares of the Company owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such Shares that he/it does not directly own.

SOURCE: Coppersmith Capital Management, LLC